Exhibit 5.1

NexPoint Residential Trust, Inc. 300 Crescent Court, Suite 700 Dallas, Texas 75201	May 20, 2025

Re:

NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”) -- Registration Statement on Form S-8 pertaining to up to 976,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company to be issued subsequent to the date hereof under the NexPoint Residential Trust, Inc. 2025 Long Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to a Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)    the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 15, 2016;

(ii)    the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Bylaws”);

(iii)    certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) with respect to the Registration Statement (the “Directors’ Resolutions”);

(iv)    the Plan;

(v)    the Registration Statement in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)    a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and as to the manner of adoption of the Directors’ Resolutions and the approval of the Plan by the requisite vote of the stockholders of the Company at the annual meeting of stockholders held on May 20, 2025;

BALLARD SPAHR LLP

NexPoint Residential Trust, Inc.

May 20, 2025

(vii)    a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(viii)    such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)    each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)    each natural person executing any of the Documents is legally competent to do so;

(c)    any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)    the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)    the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(f)    none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of shares of stock of the Company;

(g)    none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

(h)    upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

BALLARD SPAHR LLP

NexPoint Residential Trust, Inc.

May 20, 2025

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.    The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as awards of restricted shares or upon the exercise of option rights, or in respect of appreciation rights, restricted share units, performance shares, performance units, profits interest units, dividend equivalents or other equity-based awards, in exchange for the consideration therefor, in each case duly authorized by the Board of Directors of the Company or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, all in accordance with, and subject to, the terms and conditions of the Plan and the applicable awards of restricted shares, option rights, appreciation rights, restricted share units, performance shares, performance units, profits interest units, dividend equivalents or other equity-based awards relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinions are expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours, /s/ Ballard Spahr LLP